EXHIBIT 23.2

                    CONSENT OF MICHAEL TROKEY & COMPANY, P.C.



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                         Consent of Independent Auditors



The Board of Directors
CCSB Financial Corp.


We consent to incorporation by reference in Registration Statement of Form S-8 of CCSB Financial Corp. of our report dated November 7, 2003, relating to the consolidated balance sheet of CCSB Financial Corp. and subsidiary as of September 30, 2003 and 2002, and the related consolidated statements of earnings, stockholder's equity and cash flows for the years then ended, which report appears in the September 30, 2003 Annual Report on Form 10-K of CCSB Financial Corp.


/s/ Michael Trokey & Company, P.C.

St. Louis, Missouri
March 25, 2004